Exhibit 10.1

TRANSITION AND RETENTION AGREEMENT
This Transition and Retention (“Agreement”) is entered into as of March 25, 2019 by Michael Hutchinson (“Employee”) and Stryker Corporation, a Michigan corporation, with a place of business at 2825 Airview Blvd. Kalamazoo, Michigan 49002 (hereinafter referred to as “Stryker”). As used in the Agreement, “Stryker” or “the Company” shall include Stryker, its subsidiaries and divisions, and their present and past directors, officers, employees, agents, and representatives.
Employee presently holds the position of Vice President, Chief Legal Officer. Employee has stated his intention to transition from his current role, and this Agreement sets forth the terms of his transitional role, his retention during the transition, and his potential departure from Stryker.
In consideration of the mutual promises and undertakings of the parties, it is hereby agreed as follows:
1.Ongoing Employment and Termination.

(a)Transition from Current Role to New Role. Employee’s service in the role of Vice President, Chief Legal Officer (“CLO”) will terminate effective April 22, 2019. In addition, any ongoing signing authority on behalf of Stryker as CLO will be revoked as of that date. If Employee accepts the compensation and benefits outlined in Paragraphs 1(c) and 2 he will serve as Vice President and Advisor to Chairman and Chief Executive Officer (“CEO”) from April 22, 2019 through May 31, 2020.

(b)Responsibilities during Advisory Period. During the advisory period, Employee will (a) transition responsibilities as CLO to his successor, assist in ongoing legal, compliance, and corporate governance activities as identified by the CEO or his successor and finalize or transfer all administrative activities and/or projects; (b) engage in projects as assigned by the CEO; and (c) otherwise cooperate and perform other duties and responsibilities as assigned by the CEO or a designee. Employee will comply with all company policies during this period of employment with Stryker.

(c)Termination of Employment. Employee’s employment with Stryker under this Agreement will terminate effective May 31, 2020 (the “Termination Date”). If Employee resigns or finds alternate employment outside of Stryker prior to May 31, 2020, then the date of Employee’s resignation will be considered the Termination Date. The parties agree that termination may not occur if Employee obtains alternative employment with Stryker prior to the Termination Date under terms mutually agreed to by Stryker and Employee. Except as expressly provided in paragraph 2, below, Employee’s entitlement to compensation, benefits, damages, costs, expenses or monetary amounts of any kind from Stryker will cease as of the Termination Date.

2.Ongoing Compensation and Benefits.

(a)Ongoing Compensation. In exchange for the promises made by Employee in this Agreement, Stryker agrees to continue to pay Employee his current base semi-monthly salary compensation in effect as of the date of this Agreement in the amount of $22,708.33 per semi-monthly pay period ($545,000 annual salary) from the date of this Agreement through the Termination Date. Such payments are subject to appropriate federal, state and local withholding taxes.

(b)Compensation - Incentive Pay and Future Payments. Employee will receive payment of his 2019 year-end incentive bonus in accordance with its terms at the time such payments are made to other comparable employees.

Exhibit 10.1

(c)Retention Payment. In exchange for the Agreement attached as Exhibit A, Employee will be eligible to receive a retention payment in lieu of any 2020 end incentive bonus in the amount of $170,312.50 provided that he remains employed as an advisor to Stryker through the Termination Date. The retention payment will be paid within one (1) month after the Termination Date.

(d)Compensation - Incidentals. Stryker will reimburse Employee for all appropriate incidental travel and business expenses related to the Employee’s employment through the Termination Date consistent with Stryker’s policies, as presently constituted or as amended, provided that all expense reports are submitted to the CEO for reimbursement on or before the Termination Date.

(e)Vacation Pay. Employee will be entitled to use vacation time through the Termination Date in accordance with applicable Stryker policies. Employee will not accrue any vacation time and Stryker will not payout any unused vacation after the Termination Date.

(f)COBRA. Following termination of employment, Employee has the right to receive COBRA provided that Employee elects COBRA and Employee pays for the cost of COBRA. COBRA continuation coverage may be terminated if Employee does not timely pay Employee’s portion of the required monthly cost of coverage. Stryker reserves the right at any time to alter, modify, amend or terminate its health benefits and plan documents in any manner it deems appropriate and all such changes shall be applicable to Employee.

(g)Equity Awards. Employee currently holds Restricted Stock Units (“RSUs”), Performance Stock Units (“PSUs”) and options to purchase Stryker Common Stock (“Stock Options”). Each such Equity Award shall remain exercisable in accordance with its original terms. With respect to any outstanding Equity Award, Employee acknowledges that, Employee will cease to be an employee on the Termination Date and that accordingly, pursuant to the terms of the long term incentive plan(s) and/or Award Agreements under which they were granted, as of the Termination Date (i) any unvested Equity Award will lapse, and (ii) any Stock Options that have vested as of that date will lapse unless exercised within thirty (30) days after such date according to the terms of such plans.

3.Personnel Records. Employee’s permanent personnel record at Stryker will reflect the Employee’s termination of employment with Stryker effective as of the Termination Date.

4.Release. In exchange for the compensation and benefits to be provided by Stryker, Employee, for the Employee and for the Employee’s heirs, personal representatives, successors and assigns, hereby releases and forever discharges Stryker from all claims, causes of action, demands, rights, damages, liability, costs or expenses, of every kind and description, whether known or unknown, which the Employee now has or has ever had in the past, of every nature or cause, arising out of or in any way connected, directly or indirectly, with Employee’s employment with Stryker or the termination of that employment. This release includes, but is not limited to, claims of discrimination based on age, race, color, national origin, ancestry, religion, marital status, sex, citizenship status, medical condition or disability, height, weight, or any other legally protected characteristic or preference; claims of sexual, racial, religious or other harassment; breach of implied or express contract, including the covenant of good faith and fair dealing; any claim for back wages, bonus payments, or other compensation or benefits; intentional interference with contractual relations or prospective economic advantage; negligent or intentional misrepresentation; negligence; fraud; estoppel or reliance; defamation, slander, or libel; negligent and intentional infliction of emotional distress; violation of public policy; wrongful or constructive discharge; invasion of privacy; any claim under applicable state and local wage and hour laws; violation of the Worker Adjustment and Retraining Notification Act; any claim for severance under the Stryker Corporation Discretionary Severance Pay Plan, and any claim of any type whatsoever, whether based on contract or tort, or any federal, state or local statute, regulation, rule or ordinance, including, but not limited to, the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1870, the Genetic Information Nondiscrimination Act of 2008, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, as amended, the Older Workers Benefit Protection Act of 1990, the Equal

Exhibit 10.1

Pay Act of 1963, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974 (“ERISA”), to the extent provided by law, the Civil Rights Act of 1991, the Sarbanes-Oxley Act of 2002, the Michigan Elliott-Larsen Civil Rights Act, and the Michigan Handicappers’ Civil Rights Act, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Wage Payment Act, the New Jersey Conscientious Employee Protection Act, and any analogous state or local law in the state in which Employee works. and any analogous state or local law in the state in which Employee works. Employee reserves any rights the Employee may have to claim workers’ compensation, unemployment compensation, COBRA benefits, and other vested benefits. Employee waives any procedural requirements or rights created by any bylaws, personnel policies, benefit statements or summaries, or contracts of employment (written or unwritten), except as set forth in this Agreement. As used in this paragraph and paragraph 5, “Stryker” shall describe collectively Stryker Corporation and its affiliates, subsidiaries, divisions, parent and sister companies, trustees, officers, divisions, shareholders, representatives, agents, employees, attorneys, successors, assigns, and any employee benefit plan or funds established, sponsored or administered by any of them. Employee acknowledges and agrees that in consideration for the benefits and compensation provided herein, the Employee is not eligible for and will not receive any payments under the Stryker Corporation Discretionary Severance Pay Plan.

5.Other Claims or Lawsuits. Employee shall not institute any lawsuit, claim, complaint or other proceeding against or involving Stryker based on Employee’s employment with Stryker or upon any act or omission occurring up to and including the date this Agreement is fully executed, whether as an individual or class action, with any administrative agency, regulatory agency, judicial or other forum under any federal, state or local laws, rules, regulations or any other basis. Further, Employee shall not seek or accept any award or settlement from any such source or proceeding (not including unemployment insurance proceedings). In the event that Employee institutes, is a knowing participant, or is a willing member of a class that institutes any such action, the Employee’s claims shall be dismissed or class membership terminated with prejudice immediately upon presentation of this Agreement. This Agreement does not prohibit Employee from participating in an investigation by the Equal Employment Opportunity Commission or any analogous state agency, but the Employee acknowledges that the Employee is not entitled to any other monies other than those described in this Agreement and that if the Employee ever makes and/or files any claim and/or, cause of action against Stryker, the Employee will withdraw it with prejudice within seven (7) days and, if requested, stipulate to court and/or agency approval and enforcement of this Agreement.

6.Trade Secrets and Confidential and Proprietary Information. Employee agrees that, except as may otherwise be required by law, the Employee will at no time disclose to any third party, nor use for the Employee’s own benefit or for the benefit of any third party, any trade secrets, confidential information or proprietary information concerning the financial and business affairs of Stryker. “Confidential and proprietary information” includes, but is not limited to, know-how, trade secrets, and technical, business and financial information and any other non-public information in any way learned by the Employee during the Employee’s employment with Stryker, including, but not limited to (a) prices, renewal dates and other detailed terms of customer or supplier contracts and proposals; (b) information concerning Stryker’s customers, clients, referral sources and vendors, and potential customers, clients, referral sources and vendors, including, but not limited to, names of these entities or their employees or representatives, preferences, needs or requirements, purchasing or sales histories, or other customer or client-specific information; (c) supplier and distributor lists; (d) pricing policies, methods of delivering services and products, and marketing and sales plans or strategies; (e) products, product know-how, product technology and product development strategies and plans; (f) employees, personnel or payroll records or information; (g) forecasts, budgets and other non-public financial information; (h) expansion plans, management policies and other business strategies; (i) inventions, research, development, manufacturing, purchasing, finance processes, technologies, machines, computer software, computer hardware, automated systems, engineering, marketing, merchandising, and selling; and (j) any information whatsoever about the business and practices of Stryker that was obtained by him during the course of the Employee’s employment with Stryker. Employee agrees that the Employee shall not retain any documents or information concerning Stryker and will return any and all such documents and information directly to Stryker no later than the Termination Date.

Exhibit 10.1

7.Stryker Property. On or before April 30, 2020, Employee will return to Stryker any and all property in the Employee’s possession which belongs to Stryker, including the following: all keys and security and credit cards; all strategic plans, budget books, and other financial, planning, marketing, strategic, and product development documents; all equipment, products, samples, inventory, tools, computers, and software; all customer files, customer lists account files, price lists, product information, and training manuals; all information relating to the performance and employment of Stryker employees; financial information in any form; and all other documents relating to Stryker’s business, products, personnel, and customers.

8.Communications. Employee agrees that, at all times, the Employee will refrain from taking any actions or making any statements, oral or written, which have the purpose or effect of injuring or in any way detracting from the reputations of Stryker, its parent company, subsidiaries and divisions, and their present and former divisions, officers, and employees or causing any person or entity to refrain from or cease any employment or business relationship with Stryker, its parent company, subsidiaries and divisions. Stryker agrees that, except as prohibited by law, it will refrain from taking any actions or making any statements, which have the purpose or effect of injuring or in any way detracting from the reputation of Employee.

9.Non-Competition. Employee acknowledges and affirms the obligations set forth in the most recently executed version of the Stryker Confidentiality, Intellectual Property Non-Competition and Non-Solicitation Agreement that Employee signed (“Non-Compete Agreement”) and agrees that the receipt of the compensation provided under this Agreement is additional consideration for the applicable post-termination obligations and particularly for entering into the non-competition provisions of the Non-Compete Agreement. As it relates to any employment in which Employee would be in a position that is considered the practice of law, the non-compete provisions of the Non-Compete Agreement shall be interpreted consistent with the applicable rules of professional conduct for attorneys and/or the practice of law. Employee understands and agrees that Stryker may collect from him and that the Employee must forfeit to Stryker, the payments identified in paragraph 2 if the Employee fails to comply with the commitments and obligations as set forth in this Agreement.

10.No Admission of Liability. The parties agree that nothing contained in this Agreement and no actions taken by either party with respect to this Agreement shall be construed as an admission by either party of any liability or obligation, all such liability or obligation being expressly denied.

11.Acknowledgments. Employee expressly acknowledges the follow:

(a)    This agreement provides for the release by Employee of any claim that Employee may have under the Age Discrimination in Employment Act, as amended, 29 U.S.C. 621 et seq. along with the release of other claims that Employee may have described and agreed in paragraphs 4 and 5 of this Agreement.
(b)    Employee is hereby advised in writing to consult with an attorney before signing this Agreement.
(c)    Certain of the payments and benefits to be provided to Employee under this Agreement are payments and benefits to which the Employee would not otherwise have been entitled if the Employee did not enter into this Agreement.
(d)    Employee affirms that, other than the payments made through this Agreement, the Employee has reported all hours worked, if applicable, as of the date of this Agreement and that the Employee has been paid and/or has received all (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which the Employee may be entitled. Employee further affirms that the Employee has no known workplace injuries or occupational diseases, has been provided and/or has not been denied any leave or reasonable accommodation under applicable disability or leave laws, and has faced no reprisal for exercising the Employee’s right to any leave and/or reasonable accommodation.

Exhibit 10.1

12.Review and Consultation. Employee and Stryker acknowledge that they have each had sufficient opportunity to review the terms of this Agreement and to consult with advisors and attorneys of their choice concerning its terms and conditions. Employee acknowledges that the Employee fully and completely understands the terms of this Agreement and their significance, and that the Employee accepts those terms and enters into this Agreement freely and voluntarily thereby binding the Employee, the Employee’s heirs, successors, personal representatives and assigns. Employee warrants that the Employee is fully competent to enter into this Agreement. and the Employee acknowledges that the Employee has been afforded the opportunity to review this Agreement with the Employee’s attorney for at least twenty-one (21) calendar days and that the Employee has consulted with the Employee’s attorney prior to executing this Agreement, that the Employee has read and understands this Agreement and enters into it freely and voluntarily. Further, Employee acknowledges that the Employee may revoke this Agreement within seven (7) days of signing it and that the Employee must return any amount received hereunder in such event. Such notice of revocation must be provided to Katy Fink, Vice President, Global Human Resources, 2825 Airview Blvd., Kalamazoo, Michigan 49002 in writing and state “I hereby revoke the Agreement.” Employee further understands that seven (7) days after execution of this Agreement, this Agreement will become effective and enforceable without any further action by Employee or Stryker.

13.Continuing Cooperation. Employee agrees that up to and following the Employee’s termination of employment with Stryker, the Employee will cooperate with and assist Stryker in the resolution of corporate structure issues; employment and other legal claims and lawsuits; internal and external investigations of Stryker and its employees; any inquiry or investigation by any governmental entity; and other workplace issues concerning which Employee has knowledge. Cooperation will include at a minimum, but not be limited to, additional interviews with Stryker internal and outside counsel both before the termination of the Employee’s employment and a reasonable number of follow up interviews following the termination of the Employee’s employment, assistance with any lawsuits or claims brought against Stryker or investigations of Stryker by any person or entity or any past, present, or future Stryker employee, any lawsuit or claim brought on behalf of Stryker, any requests to prepare or execute materials related to the organizational structure of Stryker Corporation and its affiliated entities and/or assisting Stryker in any response to government inquiries and document requests. Employee further agrees that the Employee will notify Stryker promptly if the Employee is contacted by any third party, including any government agency, concerning any potential claim against Stryker or any investigation of Stryker's current or historical conduct. Nothing in this agreement restricts the ability of Employee to provide information in response to an official government inquiry concerning Stryker or to report possible violations of federal law or regulation to the government, provided that Employee will not disclose information to any party that is protected by the attorney-client privilege or the attorney work product doctrine.

14.Indemnification. The parties agree that the terms of the indemnification provisions applicable during Employee’s Employment with Stryker shall continue in accordance with their terms during the Advisor Period, through and until the Termination Date. To the extent that Employee requests indemnification for a Claim (as defined by the Indemnification Authorization Procedure) that arises based upon Employee’s actions during the Advisory Period, and such indemnification requires approval of Stryker’s Board of Directors, Stryker agrees to seek approval from the Board within thirty (30) calendar days of Employee’s request for indemnification.

15.Section 409A. The intent of the parties is that payments and benefits under this Agreement either comply with Section 409A or be exempt from the application of Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Employee and Stryker of the applicable provision without violating the provisions of Section 409A. Employee’s Termination Date is intended to be the date as of which he incurs a “separation from service” for purposes of Section 409A.

16.Attorney’s Fees. Other than as provided within paragraph 17, nothing contained herein shall be interpreted to render any party a prevailing party for any reason, including but not limited to an award of costs or attorney's fees.

Exhibit 10.1

17.Choice of Law, Forum Selection, and Remedies. This Agreement shall in all respects be governed by the laws of the State of Michigan. Any legal action or claim relating to the terms of this Agreement shall be filed, heard and decided exclusively in the state courts in Kalamazoo County, Michigan, or the U.S. District Court for the Western District of Michigan (the “Courts”) and the parties hereby consent to the personal jurisdiction and venue of the Courts. The parties further agree that: (a) any breach or threatened breach of paragraph 6 (Trade Secrets and Confidential and Proprietary Information), paragraph 7 (Stryker Property), paragraph 8 (Communications), and paragraph 9 (Non-Solicitation) of this Agreement would cause irreparable harm to Stryker; (b) a remedy at law or in damages would be inadequate to remedy such a breach or threatened breach; (c) the provisions of paragraphs 6, 7, 8 and 9 of this Agreement may be enforced by way of a restraining order or injunction, in addition to any other remedies which may be available by law; and (d) the non-prevailing party in any action to enforce these provisions shall be liable for the reasonable attorney’s fees and costs incurred by the prevailing party.

18.Severability. All agreements and covenants set forth within this Agreement are severable. In the event any of them shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreement or covenant were not contained within this Agreement and such invalid agreement or covenant shall be interpreted and applied so that it is enforceable to the fullest extent allowable by law.

19.Confidentiality. The parties shall keep the terms and provisions of this Agreement confidential, and shall not disclose or discuss any of the terms of this Agreement to or with other persons or entities except as required by law or in order to enforce the terms of this Agreement, and, as to Employee, to the Employee’s counsel, family, and tax and financial planning advisors.

20.Entire Agreement. With the exception of the Non-Compete Agreement, this Agreement contains the entire understanding of the parties, and there are no additional promises, representations, assurances, terms or provisions between the parties. This Agreement may not be amended except in writing signed by Employee and a duly authorized officer of Company.

Exhibit 10.1

STRYKER CORPORATION
Signature:	/s/ MICHAEL HUTCHINSON	Signature:	/s/ M. KATHRYN FINK
Michael Hutchinson
Date:	March 25, 2019	Name:	M. Kathryn Fink

		Title:	Vice President, Chief Human Resources Officer

		Date:	March 25, 2019

Exhibit 10.1

EXHIBIT A
On May 31, 2020, (the "Termination Date"), my employment with Stryker Corporation and its affiliated entities ended. I will be provided the compensation and benefits in accordance with paragraph 2 of the terms of the Transition and Retention Agreement (“Agreement”) to the extent I execute and agree to the release of all claims provided below. By signing below, I agree to waive all claims I might ever have against Stryker Corporation and all of its subsidiaries, affiliated companies, officers, directors, employees and agents (hereinafter collectively referred to as the “Company”) and agree not to assert any claim of any kind against the Company.
By signing this release, I voluntarily agree that in consideration for the payments described herein, to release the Company from any actions, causes of action and claims whether known or unknown, agreements of any kind which I may have, including, but not limited to, all matters arising out of my employment by the Company through the Termination Date and the circumstances leading to the termination of my employment, from the beginning of time to the date of this executed agreement.
By signing this release, I am providing a complete waiver of all claims including, but not limited to, those for any alleged violation of the Civil Rights Act of 1870, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Occupational Safety and Health Act of 1970, the Genetic Information Non-Discrimination Act of 2008, the Worker Adjustment Retraining and Notification Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, as amended, the Older Workers Benefit Protection Act of 1990, the Equal Pay Act of 1963, the Sarbanes-Oxley Act of 2002, the Michigan Elliott-Larsen Civil Rights Act, and the Michigan Handicappers’ Civil Rights Act, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Wage Payment Act, the New Jersey Conscientious Employee Protection Act, any analogous state or local law in the state in which Employee works and any other common law, public policy, contract (whether oral or written), or tort, having any bearing whatsoever on the terms and conditions of my employment and the cessation thereof.
Stryker and I acknowledge that we each had sufficient opportunity to review the terms of this Agreement and to consult with advisors and attorneys of our choice concerning its terms and conditions. I acknowledge that I fully and completely understand the terms of this Agreement and their significance, and that I accept those terms and enters into this Agreement freely and voluntarily thereby binding me, my heirs, successors, personal representatives and assigns. I warrant that I am fully competent to enter into this Agreement. and I acknowledge that I have been afforded the opportunity to review this Agreement with my attorney for at least twenty-one (21) calendar days, that modifications to this Agreement, material or otherwise, do not restart this consideration period, and that I have consulted with my attorney prior to executing this Agreement, that I have read and understand this Agreement and enter into it freely and voluntarily. Further, I acknowledge that I may revoke this Agreement within seven (7) days of signing it and that I must return any amount received hereunder in such event. Such notice of revocation must be provided to Katy Fink, Vice President, Global Human Resources, 2825 Airview Blvd., Kalamazoo, Michigan 49002 in writing and state “I hereby revoke the Agreement.” I further understand that seven (7) days after execution of this Agreement, this Agreement will become effective and enforceable without any further action by me or Stryker.
I further acknowledge that I have returned to the Company all Company-related property and will refrain from disclosing or using any confidential information of the Company; refrain from making any disparaging or derogatory remarks about the Company. I acknowledge that no other monies are owed to me including vacation and personal days and further agree that I will not disclose the contents of this agreement to anyone except my attorney, my family, and my tax and financial planning advisors.

Exhibit 10.1

I further acknowledge and agree that up to and following my termination of employment with Stryker, I will cooperate with and assist Stryker in the resolution of corporate structure issues; employment and other legal claims and lawsuits; internal and external investigations of Stryker and its employees; any inquiry or investigation by any governmental entity; and other workplace issues concerning which I have knowledge. Cooperation will include at a minimum, but not be limited to, additional interviews with Stryker internal and outside counsel both before the termination of my employment and a reasonable number of follow up interviews following the termination of my employment, assistance with any lawsuits or claims brought against Stryker or investigations of Stryker by any person or entity or any past, present, or future Stryker employee, any lawsuit or claim brought on behalf of Stryker, any requests to prepare or execute materials related to the organizational structure of Stryker Corporation and its affiliated entities and/or assisting Stryker in any response to government inquiries and document requests. I further agree that I will notify Stryker promptly if I am contacted by any third party, including any government agency, concerning any potential claim against Stryker or any investigation of Stryker's current or historical conduct. Nothing in this agreement restricts my ability to provide information in response to an official government inquiry concerning Stryker or to report possible violations of federal law or regulation to the government, provided that I will not disclose information to any party that is protected by the attorney-client privilege or the attorney work product doctrine. I acknowledge and agree that my continued cooperation is an express condition of receiving the compensation and benefits described in paragraph 2 of the Agreement and that I will be obligated to return such compensation if I fail to provide continued cooperation, as outlined above.

_________________________
Michael Hutchinson

Dated:____________________

THIS AGREEMENT WILL BE INVALID UNLESS SIGNED ON OR AFTER THE TERMINATION DATE